EXHIBIT 99.1

Adept Technology Reports Second Quarter Fiscal Year 2013 Results

PLEASANTON, Calif., Feb. 6, 2013 (GLOBE NEWSWIRE) -- Adept Technology, Inc. (Nasdaq:ADEP), a leading provider of intelligent vision-guided and autonomous mobile robotic solutions, today announced financial results for its fiscal 2013 second quarter ended December 29, 2012.

Second Quarter Fiscal 2013 Results

Revenue for the second quarter of fiscal 2013 was $10.8 million, below $15.2 million in revenue for the second quarter of fiscal 2012, and slightly below $11.4 million in revenue for the previous first quarter of fiscal 2013. Adept reported a GAAP net loss of $5.2 million, or $0.49 per share in the second quarter of fiscal 2013, compared to a net loss of $1.2 million, or $0.13 per share in the second quarter of fiscal 2012, and a net loss of $3.1 million, or $0.29 per share in the first quarter of fiscal 2013.

Gross margin was 31.8% of revenue in the second quarter of fiscal 2013, compared to 43.0% of revenue in the second quarter of fiscal 2012 and 41.4% in the previous quarter. Gross margin percentage in the second quarter of fiscal of 2013 was down largely due to reserves for excess and obsolete inventory of $875,000, compared to $87,000 in the second quarter of fiscal 2012, and $75,000 in the first quarter of fiscal 2013. Operating expenses in the second quarter of fiscal 2013 were $8.8 million, compared to $7.5 million for the same period last year and $7.4 million in the first quarter of fiscal 2013.  Operating expenses in the second quarter include $392,000in restructuring expenses incurred in connection with a reduction in force in early November, and a $1.7 million charge for the impairment of intangible assets and goodwill recorded in the acquisition of InMoTx in January, 2011. The Company's operating loss for the second quarter of fiscal 2013 was $5.3 million, which compares to an operating loss of $1.0 million for the second quarter of fiscal 2012 and an operating loss of $2.7 million in the first quarter of fiscal 2013.

Adept's adjusted, non-GAAP EBITDA in the second quarter of fiscal 2013 was a loss of $2.4 million, compared with an adjusted EBITDA loss of $79,000 in the second quarter of fiscal 2012, and adjusted EBITDA loss of $2.4 million in the first quarter of fiscal 2013. A discussion of this non-GAAP measure and reconciliation to the applicable GAAP measure is included below. Adept ended the quarter with cash and cash equivalents of $6.9 million, and during the quarter paid off the Company's line of credit borrowings.

"Over the last quarter we narrowed our focus, restructured our team, and implemented aggressive actions to achieve major cost reductions, substantially lowering the breakeven of the business. These efforts will give the company the opportunity to both invest key strategic resources in our future growth opportunities, while simultaneously becoming cash flow positive," said John Dulchinos, Adept's chief executive officer. "At the same time we achieved a major milestone in the business with the introduction and first installation of Lynx, our revolutionary autonomous mobile robot platform. Going forward our focus will be on scaling our Lynx platform through existing and new channels to market," Dulchinos concluded.

Recent Highlights

  Launched groundbreaking Lynx fully autonomous mobile robot platform and Enterprise Manager mobile robot fleet management software solution at Automate 2013
  Completed delivery and installation of Lynx mobile robot wafer cassette transfer application solution to customer in semiconductor industry
  Introduced FlexiBowl automated flexible robotic parts feeding system at Automate 2013
  Featured in 60 Minutes story entitled "March of the Machines" discussing the benefits of reshoring using flexible automation
  Completed restructuring of company's operations that are expected to result in annual savings of approximately $6 million.  These savings will be fully realized by the fourth quarter of fiscal 2013.

Quarterly Conference Call

John Dulchinos, president and chief executive officer, and Michael Schradle, chief financial officer, will host an investor conference call today, February 6, 2013 at 5:00 P.M. Eastern Time, to review the Company's financial and operating performance for the fiscal 2013 second quarter. The call may also include statements regarding the Company's anticipated operational activities during the remainder of fiscal 2013. These statements will be forward-looking, and actual results may differ materially. The Company intends to continue its practice of not updating forward-looking statements or providing anticipated financial performance information except as is included in this press release. The call can be accessed by dialing 1-877-941-2332. Participants are asked to call the assigned number approximately 10 minutes before the conference call begins. In addition, the conference call will be available over the Internet at www.adept.com in the Investor Relations section of the website. For those who are not available to listen to the live broadcast, the call will be archived at www.adept.com and a telephonic playback of the conference call will also be available for seven days following the call.  Replay listeners should call 303-590-3030 and enter the passcode 4572765#.

Company Profile

Adept is a global, leading provider of intelligent and mobile robot solutions and services that enable customers to achieve increased productivity and quality in their assembly, handling, packaging, testing and logistics processes. With a comprehensive portfolio of intuitive application software, integrated vision and sensing, real-time motion controllers and high-reliability robots and autonomous vehicles, Adept provides specialized, cost-effective robotic systems and services to high-growth markets including Medical, Electronics, Food and Semiconductor; as well as to traditional industrial markets including Machine Tool Automation and Automotive Components. More information is available at www.adept.com.

The Adept Technology logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=5387

All trade names are either trademarks or registered trademarks of their respective holders.

Use of Non-GAAP Financial Information

In addition to presenting GAAP net income (loss), we present non-GAAP adjusted EBITDA (loss), which we define as earnings before interest expense, income taxes, depreciation and amortization, goodwill impairment, merger and acquisition related expenses, stock compensation expense, and restructuring charges as a relevant measure of performance approximating operating cash flow, a metric commonly used among technology companies. We believe that this provides meaningful supplemental information to our investors regarding our ongoing operating performance, and it has been used as a basis for Adept's incentive compensation programs for our management team.

Adjusted EBITDA (loss) should be considered in addition to, and not as a substitute for, GAAP measures of financial performance. For more information on our adjusted EBITDA (loss) please see the table captioned "Reconciliation of GAAP net loss to Adjusted EBITDA (loss)" below. While we believe that adjusted EBITDA (loss) is useful as described above, it is incomplete and should not be used to evaluate the full performance of the Company or its prospects. Although historically infrequent, unpredictable and significantly variable and thus included in this adjustment, mergers and acquisitions expenses may occur in the future if additional acquisitions are pursued. Further, while we have incurred restructuring expense in the past, this is not a routine aspect of our operating activities and varies in amount and effect. Additionally, stock-based compensation has been, and will continue to be, a recurring expense as an important incentive component of employee compensation. GAAP net loss is the most complete measure available to evaluate all elements of our performance. Similarly, our Consolidated Statement of Cash Flows, as presented in our filings with the Securities and Exchange Commission, provides the full accounting for how we have decided to use resources provided to us from our customers and shareholders.

Forward-Looking Statements

This press release contains forward-looking statements including, without limitation, statements about our expectations about the impact of our restructuring and resulting cost reductions, opportunities in our core markets, our strategic initiatives to enter potential new markets, and our ability to grow our customer base, revenues, and cash flow. Such statements are based on current expectations and projections about the Company's business. These statements are not guarantees of future performance and involve numerous risks and uncertainties that are difficult to predict. The Company's actual results could differ materially from those expressed in forward-looking statements for a variety of reasons, including but not limited to factors affecting our fluctuating operating results that are difficult to forecast or outside our control: the effect of the current state of the manufacturing sector and other businesses of our customers; the timing and impact of the Company's decisions to engage in restructuring actions and other expense-related matters; the impact of integrating our acquired businesses and strategic plans on our cash resources and requirements of our credit facility; the impact of the acquired companies on the Company's operations, the Company's inability to react quickly to changes in demand for our products; risks of acceptance of the Company's new or current products in the marketplace; the costs of international operations, sales and foreign suppliers and the impact of foreign currency exchange; the cyclicality of capital spending of the Company's customers and lack of long-term customer contracts; the highly competitive nature of and rapid technological change within the intelligent automation industry; the lengthy sales cycles for the Company's products; the Company's increasing investment in markets that are subject to increased regulation; risks associated with sole or single sources of supply, including suppliers located in Japan; potential delays associated with the development and introduction of new products; and the need to complete acquisitions to expand operations.

For a discussion of risk factors relating to Adept's business, see Adept's SEC filings, including the Company's annual report on Form 10-K for the fiscal year ended June 30, 2012, which includes the discussion in Management's Discussion and Analysis of Financial Condition and Results of Operations and Risk Factors.

        – FINANCIALS FOLLOW –

ADEPT TECHNOLOGY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	December 29,	June 30,
	2012	2012
ASSETS
Current assets:
Cash and cash equivalents	$ 6,948	$ 8,722
Accounts receivable, less allowance for doubtful accounts of $739 at December 29, 2012 and $629 at June 30, 2012	9,366	11,905
Inventories	7,730	7,954
Other current assets	539	514
Total current assets	24,583	29,095

Property and equipment, net	1,954	2,292
Goodwill	1,493	2,967
Other intangible assets, net	1,219	1,686
Other assets	127	121
Total assets	$ 29,376	$ 36,161

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$ 4,663	$ 6,183
Line of credit	−	5,500
Accrued payroll and related expenses	1,796	2,006
Accrued warranty	1,128	1,243
Other accrued liabilities	1,944	2,040
Total current liabilities	9,531	16,972

Long-term liabilities:
Deferred income tax, long-term	495	399
Other long-term liabilities	375	446
Total liabilities	10,401	17,817

Redeemable convertible preferred stock	7,608	−

Total stockholders' equity	11,367	18,344
	$ 29,376	$ 36,161
Total liabilities, redeemable convertible preferred stock and stockholders' equity

ADEPT TECHNOLOGY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	December 29,	December 31,	December 29,	December 31,
	2012	2011	2012	2011

Revenues	$ 10,808	$ 15,152	$ 22,178	$ 31,771
Cost of revenues	7,375	8,644	14,036	17,989
Gross margin	3,433	6,508	8,142	13,782
Operating expenses:
Research, development and engineering	1,909	2,210	4,039	4,406
Selling, general and administrative	4,630	4,776	9,787	10,172
Restructuring charges	392	423	395	423
Amortization of intangibles	116	116	233	233
Impairment of intangible assets and goodwill	1,708	−	1,708	−
Total operating expenses	8,755	7,525	16,162	15,234

Operating loss	(5,322)	(1,017)	(8,020)	(1,452)

Interest expense, net	(40)	(58)	(49)	(113)
Currency exchange gain (loss)	262	(121)	(104)	(221)

Loss before income taxes	(5,100)	(1,196)	(8,173)	(1,786)
Provision from income taxes	115	12	102	41
Net loss	$ (5,215)	$ (1,208)	$ (8,275)	$ (1,827)

Basic and diluted net loss per share	$ (0.49)	$ (0.13)	$ (0.79)	$ (0.20)

Shares used in computing basic and diluted per share amounts	10,652	9,467	10,452	9,317

ADEPT TECHNOLOGY, INC.
Reconciliation of GAAP Net Loss to Adjusted EBITDA (Loss)
(in thousands)

	Three Months ended December 29, 2012	Three Months ended September 29, 2012	Three Months ended December 31, 2011

Net loss	$ (5,215)	$ (3,060)	$ (1,208)
Interest expense, net	40	9	58
Income taxes	115	(13)	12
Depreciation	246	243	218
Amortization of intangibles	116	117	116
Stock compensation expense	246	336	302
Restructuring charges	392	3	423
Impairment of intangible assets and goodwill	1,708	−	−
Adjusted EBITDA (loss)	$ (2,352)	$ (2,365)	$ (79)
CONTACT: Michael Schradle
         Chief Financial Officer
         925-245-3400
         Investor.relations@adept.com

         Bonnie McBride
         Avalon IR
         415-454-8898
         bonnie@avalonir.com